UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2016

Horsehead Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33658	20-0447377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Steubenville Pike, Suite 405

Pittsburgh, Pennsylvania 15205

(Address of principal executive offices, including zip code)

724-774-1020

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Forbearance and Amendment Agreement with Macquarie Bank Limited

On January 15, 2016, Horsehead Corporation (“Horsehead”), The International Metals Reclamation Company, LLC and Horsehead Metal Products, LLC, each a subsidiary of Horsehead Holding Corp. (the “Company”) (collectively, the “Borrowers”), the Company, as guarantor, and another guarantor party thereto, entered into a Forbearance and Amendment Agreement (the “Macquarie Forbearance”) with respect to the Credit Agreement, dated as of June 30, 2015 (as amended from time to time, the “Horsehead Credit Facility”), with Macquarie Bank Limited, as administrative agent and lender (“Macquarie”). Pursuant to the Macquarie Forbearance, Macquarie agreed to temporarily forbear from exercising rights and remedies related to certain events of default related to, among other things, insufficient availability under the Horsehead Credit Facility. Macquarie initially notified the Borrowers of the existence of the events of default on January 5, 2016, at which time the parties commenced negotiations on the Macquarie Forbearance.

Pursuant to the Macquarie Forbearance, cash held in certain of the Borrowers’ third-party bank accounts will be transferred to accounts controlled by Macquarie. Disbursements of funds from the controlled accounts to the Borrowers will be subject to a budget as specified in the Macquarie Forbearance. During the Macquarie Forbearance Period (as defined below), borrowings will be available to the Borrowers in amounts based on the borrowing base under the Horsehead Credit Facility plus overage amounts specified in the Macquarie Forbearance, subject to certain adjustments.

Pursuant to the Macquarie Forbearance, the Borrowers agreed, among other things, (i) to pay down outstanding borrowings under the Horsehead Credit Facility so that the aggregate amount outstanding as of the date of effectiveness of the Macquarie Forbearance does not exceed $40 million and (ii) to pay a restructuring fee in an amount ranging from $1 million to $2.5 million in the event the obligations under the Horsehead Credit Facility are not paid in full by February 1, 2016, with the amount of such fee increasing over time from February 1, 2016 through April 30, 2016. Pursuant to the Macquarie Forbearance, the Company will also terminate certain physical base metals contracts with Macquarie and pay a fee for such early termination in the amount of approximately $840,000. The Macquarie Forbearance will not become effective until the Borrowers comply with certain conditions precedent set forth in the Macquarie Forbearance, including the agreements described in this paragraph. The Company and the Borrowers currently expect to satisfy all of the conditions precedent on January 19, 2016 although there can be no assurance that they will be able to do so.

Once effective, Macquarie’s forbearance will remain effective until the earliest to occur of (i) 12:01 a.m. on February 1, 2016; (ii) the failure of the Company or any Borrower to comply with any of its covenants and obligations under the Macquarie Forbearance; (iii) any representation or warranty made by the Company or any Borrower proving to be untrue or incorrect in any material respect; (iv) the occurrence of an event of default under the Horsehead Credit Facility other than those that resulted in the entry into the Macquarie Forbearance, including arising from a bankruptcy filing of the Company or any Borrower; (v) the termination of the PNC Forbearance (as defined below); (vi) the exercise of remedies by holders of the Company’s outstanding 3.80% Convertible Senior Notes due 2017 or 9.00% Senior Notes due 2017 or by secured creditors of the Company or any Borrower holding claims in excess of $500,000 (other than Macquarie); and (vii) the taking of an action by the Company or any Borrower to repudiate or assert a defense to any of the obligations under the Horsehead Credit Facility, the Macquarie Forbearance or any other related documents (the “Macquarie Forbearance Period”).

Forbearance Agreement with PNC Bank, National Association

On January 14, 2016, Zochem, Inc. (“Zochem”), a wholly owned subsidiary of the Company, and the Company entered into a Forbearance Agreement (the “PNC Forbearance”) with respect to the Revolving Credit and Security Agreement, dated as of April 29, 2014 (as amended from time to time, the “Zochem Credit Facility”), with PNC Bank, National Association, as agent and lender (“PNC”). Pursuant to the PNC Forbearance, PNC agreed to temporarily forbear from exercising rights and remedies related to certain events of default related to the failure to comply with the required fixed charge coverage ratio under the Zochem Credit Facility following a transfer of funds to Horsehead. PNC initially notified Zochem and the Company of the existence of the events of default on January 6, 2016, and on January 13, 2016, based on the same events of default, demanded immediate payment of all outstanding obligations under the Zochem Credit Facility. For additional information concerning the notice of acceleration, see Item 2.04 of this Current Report on Form 8-K.

Pursuant to the PNC Forbearance, all funds in any deposit account of Zochem with PNC were transferred to an account controlled by PNC. Disbursements of funds from the controlled account to Zochem are subject to a cash flow forecast as specified in the PNC Forbearance.

PNC’s forbearance became effective upon signing and will remain effective until the earlier of (i) the occurrence of an event of default under the Zochem Credit Facility other than those that resulted in the entry into the PNC Forbearance; (ii) any breach of a representation or breach or default by a party under the PNC Forbearance with respect to any covenant, undertaking or other agreement of such party under the PNC Forbearance; (iii) February 1, 2016; (iv) the termination of the Macquarie Forbearance; and (v) the commencement by or against Horsehead, of a bankruptcy case or proceeding under federal or state statute or the appointment of a receiver, trustee or other custodian for Horsehead or its assets (the “PNC Forbearance Period”).

In consideration for the forbearance, Zochem agreed, among other things, to pay a forbearance fee to PNC of $1,000,000 due and payable at the termination of the PNC Forbearance Period and provide a mortgage on Zochem’s currently unencumbered property in Ontario, Canada by January 19, 2016.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As described in Item 1.01 of this Current Report on Form 8-K, on January 13, 2016, Zochem and the Company received a notice from PNC pursuant to which it demanded immediate payment of all obligations under the Zochem Credit Facility, including the outstanding aggregate principal amount of $14,922,440 plus accrued interest as of January 12, 2016, an outstanding letter of credit in the amount of $305,205 plus interest as of January 12, 2016, plus costs of PNC and the lenders thereunder. The acceleration of the obligations under the Zochem Credit Facility was the result of certain events of default related to the failure to comply with the required fixed charge coverage ratio following a transfer of funds to Horsehead. Upon entry into the PNC Forbearance, the acceleration ceased to be effective, and PNC and the lenders agreed to forbear from taking any enforcement action or exercising any related rights or remedies with respect to the existing events of default under the Zochem Credit Facility during the PNC Forbearance Period.

Item 7.01.	Regulation FD Disclosure.

The Company announced that it has retained Lazard Middle Market LLC (“Lazard”) as a financial advisor and, through Lazard and the Company’s existing legal counsel, Kirkland & Ellis LLP, is in discussions with a number of potential financing sources and certain of the Company’s existing stakeholders to explore short and longer term solutions to address the Company’s liquidity, capital and financing needs. The Company is unable to predict the outcome of these or any future discussions and its review of its various alternatives. While the current discussions continue, the Company is exercising a 30-day grace period with respect to a $1.9 million interest payment that was due and payable on January 4, 2016 with respect to its 3.80% Convertible Senior Notes due 2017. That grace period will expire on February 3, 2016.

The information included in this Current Report on Form 8-K under Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 19, 2016	HORSEHEAD HOLDING CORP.

	By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	Vice President and Chief Financial Officer